Exhibit 99.3

Preliminary Offering Circular Excerpts

Sources and Uses

The following table summarizes the estimated sources and uses of proceeds in connection with the Refinancing. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Refinancing depending on several factors, including differences from our estimation of fees and expenses. The consummation of this offering is conditioned upon entering into our ABL Revolver and the repayment of our existing senior secured credit facilities.

Sources (In millions)	Amount
Cash	$4.6
Asset-based revolving credit facility(1)	—
Senior secured notes offered hereby	400.0

Total sources	$404.6

Uses (In millions)	Amount
Repayment of existing senior secured credit facilities(2)	$381.6
Estimated fees and expenses(3)	23.0

Total uses	$404.6

(1)	The ABL Revolver is expected to be a $75.0 million facility, subject to availability under a borrowing base, with a five-year maturity. We do not expect to draw the ABL Revolver at closing of the Refinancing, but expect to have letters of credit outstanding thereunder. As of September 30, 2009, as adjusted to give effect to the Refinancing, we would have had $8.8 million of letters of credit outstanding and $7.2 million of reduced capacity in connection with the transfer of an interest rate swap agreement from J.P. Morgan to Credit Suisse, which will also be a lender under the ABL Revolver. As of October 31, 2009, as adjusted to give effect to the Refinancing and after giving effect to outstanding letters of credit, reduced capacity in connection with the transfer of our interest rate swap agreement and our borrowing base limitations, we would have been able to draw approximately $35.5 million under the ABL Revolver. Because the borrowing capacity under the ABL Facility is expected to depend, in part, on the level of inventory, accounts receivable and other assets that fluctuate from time to time, such amount may not reflect actual borrowing capacity. See “Description of Other Indebtedness—ABL Revolver.”
(2)	Consists of a $75.0 million revolving credit facility, none of which was outstanding at September 30, 2009, and a $400.0 million term loan facility. In addition, there were $8.8 million of letters of credit outstanding under the revolving credit facility on September 30, 2009. The amount in the table reflects amounts we expect to be outstanding on the closing date of this offering.
(3)	Reflects our estimate of fees and expenses associated with the Refinancing, including placement and other financing fees (including OID, if applicable), advisory fees and other transaction costs and professional fees.

Capitalization

The following table sets forth cash and cash equivalents and capitalization as of September 30, 2009 on an actual basis and on an as adjusted basis to give effect to the consummation of the Refinancing. The information should be read in conjunction with the condensed consolidated financial statements and accompanying notes thereto appearing in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which is incorporated by reference in this offering circular. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Refinancing depending on several factors, including differences from our estimation of fees and expenses. The consummation of this offering is conditioned upon entering into our ABL Revolver and the repayment of our existing senior secured credit facilities.

	As of September 30, 2009
	Historical	As adjusted
	(in millions)
Cash and cash equivalents	$34.6	$30.0

Debt:
Existing senior secured credit facilities(1)	$381.6	$—
ABL Revolver(2)	—	—
Senior secured notes offered hereby(3)	—	400.0
Senior subordinated notes(4)	302.9	302.9

Total debt	$684.5	$702.9
Stockholder’s equity(5)	306.9	300.4

Total capitalization	$991.4	$1,003.3

(1)	Consists of a $75.0 million revolving credit facility, none of which was outstanding at September 30, 2009, and a $400.0 million term loan facility. In addition, there were $8.8 million of letters of credit outstanding under the revolving credit facility on September 30, 2009. We expect $381.6 million to be outstanding under the existing senior secured credit facilities on the closing date of this offering.
(2)	The ABL Revolver is expected to be a $75.0 million facility, subject to availability under a borrowing base, with a five-year maturity. We do not expect to draw the ABL Revolver at closing of the Refinancing, but expect to have letters of credit outstanding thereunder. As of September 30, 2009, as adjusted to give effect to the Refinancing, we would have had $8.8 million of letters of credit outstanding and $7.2 million of reduced capacity in connection with the transfer of an interest rate swap agreement from J.P. Morgan to Credit Suisse, which will also be a lender under the ABL Revolver. As of October 31, 2009, as adjusted to give effect to the Refinancing and after giving effect to outstanding letters of credit, reduced capacity in connection with the transfer of our interest rate swap agreement and our borrowing base limitations, we would have been able to draw approximately $35.5 million under the ABL Revolver. Because the borrowing capacity under the ABL Facility is expected to depend, in part, on the level of inventory, accounts receivable and other assets that fluctuate from time to time, such amount may not reflect actual borrowing capacity. See “Description of Other Indebtedness—ABL Revolver.”
(3)	The recorded amount of the notes offered hereby will be reduced by the amount of any original issue discount.
(4)	Amounts are net of $2.1 million unamortized discount.
(5)	Includes an after tax charge of approximately $6.5 million related to the write-off of debt issuance costs associated with the existing senior secured credit facilities.

Description of Other Indebtedness

ABL Revolver

We summarize below the principal terms of the agreements that will govern our new senior secured asset-based revolving credit facility. This summary is not a complete description of all the terms of such agreements.

General. In connection with this offering, we will enter into a new senior secured asset-based revolving credit facility, or ABL Revolver, with Wells Fargo Capital Finance, LLC, as administrative agent and as collateral agent, and a syndicate of financial institutions and institutional lenders. Set forth below is a summary of the expected terms of our new ABL Revolver. As the final terms of our new ABL Revolver have not been agreed upon, they may differ from those set forth herein.

We expect that our new ABL Revolver will provide for revolving credit financing of up to $75.0 million, subject to borrowing base availability, with a maturity of five years.

The borrowing base at any time is expected to equal the sum (subject to certain reserves and other adjustments) of:

•	85% of the net amount of eligible accounts receivable; plus

•	the lesser of (i) 85% of the net orderly liquidation value percentage of eligible finished goods inventory and (ii) 65% of the net amount of eligible finished goods inventory; plus

•	the lesser of (i) 85% of the net orderly liquidation value percentage of eligible precious metals inventory and (ii) 65% of the net amount of eligible precious metals inventory; plus

•	the lesser of (i) 85% of the net orderly liquidation value percentage of eligible non-precious metals inventory and (ii) 50% of the net amount of eligible non-precious metals inventory; plus

•	the lesser of (i) 85% of the net orderly liquidation value percentage of eligible work-in-process inventory and (ii) 50% of the net amount of eligible work-in-process inventory; less

•	customary reserves established by the collateral agent in its permitted discretion, including account, inventory and bank product reserves.

Our new ABL Revolver will include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.

All borrowings under our new ABL Revolver will be subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

Interest Rate and Fees. Borrowings under our new ABL Revolver are expected to bear interest at a rate per annum equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the prime rate of the administrative agent, (2) the federal funds effective rate plus  1/2 of 1% and (3) the LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for a three month interest period plus 1% or (b) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. The applicable margin for borrowings under our new ABL Revolver is expected to be determined prior to the completion of this offering with respect to base rate borrowings and with respect to LIBOR borrowings. In addition to paying interest on outstanding principal under our new ABL Revolver, we are required to pay a commitment fee, in respect of the unutilized commitments thereunder which fee may be determined based on utilization of the ABL Revolver (increasing when utilization is low and decreasing when utilization is high). We must also pay customary administrative agency fees and customary letter of credit fees equal to the applicable margin on LIBOR loans.

Mandatory Repayments. If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under our new ABL Revolver exceeds the lesser of (i) the commitment amount and (ii) the borrowing base, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under our new ABL Revolver is less than an amount to be determined or certain events of default have occurred, we will be required to deposit cash from our material deposit accounts daily into a collection account maintained with the administrative agent under our new ABL Revolver, which will be used to repay outstanding loans and cash collateralize letters of credit.

Voluntary Repayment. We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

        Amortization and Final Maturity. There is no scheduled amortization under our new ABL Revolver. All outstanding loans under the facility are due and payable in full on the fifth anniversary of the closing date.

Guarantees and Security. All obligations under our new ABL Revolver will be unconditionally guaranteed jointly and severally on a senior secured basis by all our existing and subsequently acquired or organized direct or indirect U.S. restricted subsidiaries and in any event by all subsidiaries that guarantee the notes. All obligations under our new ABL Revolver, and the guarantees of those obligations, will be secured, subject to certain exceptions, by substantially all of our assets and the assets of the guarantors, including:

•	a first-priority security interest in the ABL Collateral; and

•	a second-priority security interest in, and mortgages on, substantially all of our material real property and equipment and all other assets that secure the notes on a first-priority basis.

Restrictive Covenants and Other Matters. Our new ABL Revolver will require that if excess availability is less than 15% of the lesser of (i) the commitment amount and (ii) the borrowing base for 5 consecutive business days, we comply with a minimum fixed charge coverage ratio test of not less 1.1 to 1.0 for a period ending on the first day thereafter on which excess availability has been greater than the amounts set forth above for 30 consecutive days. In addition, our new ABL Revolver will include affirmative and negative covenants that will, subject to significant exceptions, limit our ability and the ability of our subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens;

•	make investments and loans;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and asset sales;

•	prepay, redeem or purchase certain indebtedness including the notes;

•	amend or otherwise alter terms of certain indebtedness, including the notes;

•	engage in certain transactions with affiliates; and

•	alter the business that we conduct.

Our new ABL Revolver will contain certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our new ABL Revolver to be in full force and effect, and change of control. If such an event of default occurs, the lenders under our new ABL Revolver would be entitled to take various actions, including the acceleration of amounts due under our new ABL Revolver and all actions permitted to be taken by a secured creditor.